FOR IMMEDIATE RELEASE

Wherify Wireless, Inc. Announces Wade Fenn Appointed to Board of Directors

— Fenn to Benefit Wherify Board With Extensive Retail Industry Leadership Experience —

REDWOOD SHORES, Calif. (Dec. 7, 2005) ¾ Wherify Wireless, Inc. (OTCBB: WFYW), a leading developer of wireless location products and services, announced today the appointment of Mr. Wade Fenn to the Board of Directors. Mr. Fenn, a long-time contributor to Wherify, rejoins the Board after a brief departure to focus on some pressing business issues. He brings over two decades of high level consumer electronics retail management experience and industry contacts to his position on the Board.

“I’m very happy to welcome Wade back to the Board of Directors,” said W. Douglas Hajjar, Co-Chairman of the Board of Directors. “Wade had made an enormous contribution over the last three years to Wherify with his extensive knowledge and experience in the consumer electronics retail industry, and I am pleased that he will benefit us with his insight and judgment at a key time for the company.”

Mr. Fenn has over two decades of retail electronics experience, most recently as President of Entertainment and Strategic Business Development of Best Buy Co, Inc. Mr. Fenn joined Best Buy in 1980, and during his 21-year tenure the company grew from $4 million to $21 billion in annual sales. Prior to his service as President of Entertainment and Strategic Business Development, Mr. Fenn held the position of Executive Vice President -- Marketing, where he was responsible for all marketing, merchandising, advertising and inventory teams. After receiving his degree in economics and history from Williams College in 1980, Mr. Fenn joined Best Buy as a sales person and served in various operating roles, including Senior Vice President Retail, Vice President Sales, district manager and store manager.

About Wherify Wireless, Inc

Wherify Wireless, Inc. (OTCBB:WFYW - News) is a leading developer of patented wireless location products and services for family safety, communications, and law enforcement. The company's portfolio of intellectual property includes its proprietary integration of the US Government's Global Positioning System (GPS) and wireless communication technologies; its patented back-end location service; the Wherifone(TM) GPS locator phone which provides real-time location information and lets families with pre-teens, seniors, or those with special needs, stay connected and in contact with each other; and its FACES® industry-leading facial composite technology, which is currently being used by thousands of public safety agencies worldwide. Founded in 1998, the company is located in Redwood Shores, California. For more information visit http://www.wherifywireless.com/.

Note Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should be considered to be forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including general conditions in the relevant industries and markets, the impact of competitive products, intellectual property issues and the other factors described in Wherify's periodic filings with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACTS:
John Cunningham
Director of Communications
Wherify Wireless
Tel: 650.551.5271

or

Redwood Consultants, LLC
Tel: 415.884.0348